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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2003

CREDIT SUISSE FIRST BOSTON (USA), INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-6862 (Commission File Number)	13-1898818 (I.R.S. Employer (Identification No.)
Eleven Madison Avenue, New York, New York 10010 (Address of principal executive office) (Zip Code)

(Registrant's telephone number, including area code)    (212) 325-2000

(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets

        On January 8, 2003, Credit Suisse First Boston, the business unit of which we are a part, issued a press release concerning our agreement to sell the Pershing unit, a global leader in financial services outsourcing solutions and investment-related products, to The Bank of New York Company, Inc. for US$2 billion in cash, the repayment of a US$480 million subordinated loan and a contingent payment of up to US$50 million based on future performance. The transaction is expected to close in the first half of the year, subject to regulatory approvals and other conditions. The disposition is expected to result in an after-tax loss of approximately US$250 million for Credit Suisse Group and Credit Suisse First Boston; however, we expect to record a significant gain from the sale of the Pershing unit upon closing. This is a result of the fact that approximately US$500 million of goodwill and approximately US$900 million of acquired intangibles related to the Pershing unit that resulted from the acquisition of us by Credit Suisse Group and Credit Suisse First Boston were not recorded in our financial statements at the time of the acquisition but were recorded in the financial statements of Credit Suisse Group and Credit Suisse First Boston. The press release is filed herewith as an exhibit and is hereby incorporated in its entirety by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibit

Exhibit 99.1	Press release dated January 8, 2003 for Credit Suisse First Boston.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT SUISSE FIRST BOSTON (USA), INC.
/S/ DAVID C. FISHER David C. Fisher Chief Accounting Officer

January 8, 2003

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURE